UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 30, 2022

ENLINK MIDSTREAM, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36336	46-4108528
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1722 ROUTH STREET, SUITE 1300 DALLAS,Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 953-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934:

Title of Each Class	Symbol	Name of Exchange on which Registered
Common Units Representing Limited Liability Company Interests	ENLC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment and Departures

On March 30, 2022, GIP III Stetson I, L.P. (“GIP III”), in its capacity as the sole member of EnLink Midstream Manager, LLC (the “Manager”), the managing member of EnLink Midstream, LLC (“ENLC”), appointed Benjamin M. Daniel, a Principal of Global Infrastructure Partners (“GIP”), as a director to serve on the Board of Directors of the Manager (the “Manager Board”).

On the same date, Thomas W. Horton, a Partner of GIP, who has served as a director on the Manager Board since August 2019, and James K. Lee, an Investment Principal of GIP, who has served as a director on the Manager Board since March 2020, resigned. Mr. Horton’s and Mr. Lee’s resignation from the Manager Board was effective at the same time Mr. Daniel joined the Manager Board. The resignations of Mr. Horton and Mr. Lee did not result from any disagreement with the Manager or ENLC. As a result of these director changes, the Manager has decreased the size of the Manager Board from nine to eight.

Benjamin M. Daniel is a Principal at Global Infrastructure Partners and a key member of GIP’s North American energy investment business, focusing on natural gas, crude oil, refined products, and LNG. Mr. Daniel has been a member of GIP’s investment team since 2012. Prior to joining GIP, Mr. Daniel was a Vice President at Bluescape Resources, where he was focused on unconventional oil and gas resource investing. Prior to this time, Mr. Daniel was a consultant at McKinsey and Company, working primarily with oil and gas clients. Mr. Daniel currently serves on the Board of Directors of Medallion Midstream, a privately held midstream company. Mr. Daniel holds a Bachelor of Science with Honors in Mathematics and Master of Arts in Philosophy from Stanford University.

Mr. Daniel will not receive any separate compensation for his service as a director and will not sit on any committee of the Manager Board.

Indemnification Agreement

ENLC has a practice of entering into indemnification agreements (the “Indemnification Agreements”) with each of the Manager’s directors and executive officers (collectively, the “Indemnitees”). In connection with his appointment to the Manager Board, ENLC entered into an Indemnification Agreement with Mr. Daniel. Under the terms of the Indemnification Agreements, ENLC has agreed to indemnify and hold the Indemnitee harmless, subject to certain conditions, from and against any and all losses, claims, damages, liabilities, judgments, fines, taxes (including ERISA excise taxes), penalties (whether civil, criminal, or other), interest, assessments, amounts paid or payable in settlements, or other amounts and any and all “expenses” (as defined in the Indemnification Agreements) arising from any and all threatened, pending, or completed claims, demands, actions, suits, proceedings, or alternative dispute mechanisms, whether civil, criminal, administrative, arbitrative, investigative, or otherwise, whether made pursuant to federal, state, or local law, whether formal or informal, and including appeals (each, a “proceeding”), in each case, in which the Indemnitee may be involved, or is threatened to be involved, as a party, a witness, or otherwise, including any inquiries, hearings, or investigations that the Indemnitee determines might lead to the institution of any proceeding, related to the fact that the Indemnitee is or was a director, manager, or officer of ENLC or the Manager, or is or was serving at the request of ENLC or the Manager, each as applicable, as a manager, managing member, general partner, director, officer, fiduciary, trustee, or agent of any other entity, organization, or person of any nature. ENLC has also agreed to advance the expenses of an Indemnitee relating to the foregoing. To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document, or governing document than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Form of Indemnification Agreement, the form of which was filed as Exhibit 10.1 to ENLC’s Current Report on Form 8-K dated July 17, 2018, filed with the Securities and Exchange Commission on July 23, 2018, and which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENLINK MIDSTREAM, LLC

By: EnLink Midstream Manager, LLC, its Managing Member

Date: April 1, 2022	By:	/s/ Pablo G. Mercado
Pablo G. Mercado
Executive Vice President and Chief Financial Officer

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